Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
February 9, 2011	CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

REPORTS 2010 ANNUAL AND FOURTH QUARTER RESULTS

Munster, Indiana - NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $5.2 million for the twelve months ended December 31, 2010, a 108.2% increase over the $2.5 million net income reported for the twelve months ended December 31, 2009.  Earnings for the three-month period ended December 31, 2010 were $1.1 million, a $7 thousand increase over the net income reported for the same period in 2009.  At the end of 2010, the Bancorp’s assets totaled $631.1 million.

“Peoples Bank continues to generate operating profits that outpace industry performance,” said David A. Bochnowski, Chairman and Chief Executive Officer.  “The Bank doubled our earnings in 2010 despite the lingering effects of the worst recession in modern times.  Our results can be attributed to a strong management team, dedicated community bank employees, core earnings, and efficient banking operations.”

The 2010 earnings of $5.2 million, or $1.83 earnings per basic and diluted share, compares to earnings of $2.5 million, or $0.88 earnings per basic and diluted share for 2009.  For the current year, the return on average assets (ROA) was 0.77% and the return on average assets (ROE) was 9.03%.

The fourth quarter 2010 net income of $1.132 million, or $0.40 earnings per basic and diluted share, compares to net income of $1.125 million, or $0.40 earnings per basic and diluted share for the fourth quarter of 2009.  The 2010 fourth quarter net income was negatively impacted by a $190 thousand impairment charge for a decline in appraised value for a property held for future banking center expansion.  For the current quarter, the ROA was 0.70% and the ROE was 7.68%.

“Our performance has been driven by banking fundamentals as the Bank continues to be strategically positioned with core funding as the driver of profitability.  Peoples Bank prudently manages the resources entrusted to us by our customers with an outcome that provides sustainable earnings that fund our operations, permits capital growth, and establishes reserves for troubled loans in these challenging times,” said Bochnowski.

“The Bancorp and our operating subsidiary, Peoples Bank, continue to be well capitalized under applicable federal banking regulations.  Our capital strength exceeds all regulatory requirements with the Bancorp’s and Bank’s Tier 1 capital ratio at 8.5% and Total Risk Based Capital for the Bancorp at 12.9% with the Bank’s Total Risk Based Capital at 12.8% at the end of 2010,” he said.

Bochnowski added the Bank is focused on maintaining a strong capital position as emerging banking standards are expected to require all banks to hold higher levels of capital on their balance sheets as an offset to fluctuations in the economy.

Net Interest Income
Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $25.1 million for 2010, compared to $23.3 million for 2009, an increase of $1.8 million or 7.5%.  For the quarter ended December 31, 2010, net interest income totaled $6.2 million, compared to $6.1 million for the three months ended December 31, 2009, an increase of $66 thousand or 1.1%.  The Bancorp’s net interest margin on a tax adjusted basis was 4.25% for 2010, compared to 3.97% for 2009.  For the three months ended December 31, 2010, the tax adjusted net interest margin was 4.28%, compared to 4.14% for the three months ended December 31, 2009.  The Bancorp’s net interest income was positively impacted by core deposit growth and a continued decrease in the cost of funds as a result of the Federal Reserve’s on-going action in maintaining a low interest rate environment.

Noninterest Income
Noninterest income from banking activities for 2010 totaled $5.8 million, compared to $5.6 million for 2009, an increase of $188 thousand or 3.4%.  The change during the current year was positively impacted by an increase in gains from the sale of securities and loans, and an increase in income from Wealth Management operations.  For the three months ended December 31, 2010, noninterest income totaled $1.6 million, compared to $1.2 million for the three months ended December 31, 2009, an increase of $327 thousand or 26.6%.  Contributing to the increase in noninterest income for the three months ended December 31, 2010, were additional gains from the sale of loans, as the Bancorp conducted a $5.1 million one-time sale of portfolio fixed rate mortgage loans to reduce interest rate risk.

Noninterest Expense
Noninterest expense related to operating activities totaled $19.3 million for 2010, compared to $18.7 million for 2009, an increase of $606 thousand or 3.2%.  For the three months ended December 31, 2010, noninterest expense totaled $5.0 million, compared to $4.5 million for the three months ended December 31, 2009, an increase of $541 thousand or 12.1%.  Noninterest expense for 2010 and the three-month period ended December 31, 2010 was impacted by increased compensation and occupancy costs related to the opening of the St. John Banking Center in October 2010.  Also, during the current quarter, additional expense was incurred related to a decline in appraised value for a property held for future banking center expansion.

Funding
At December 31, 2010, core deposits totaled $321.8 million, an increase of $8.2 million compared to December 31, 2009.  Core deposits include checking, savings, and money market accounts and represented 61.9% of the Bancorp’s total deposits at December 31, 2010.  As a result of core deposit growth and increased liquidity from mortgage loan sales, management implemented pricing strategies to decrease certificate of deposit balances by $28.4 million, during 2010, which had a positive impact of lowering the Bancorp’s cost of funds.  At December 31, 2010, borrowings and repurchase agreements totaled $48.6 million, a decrease of $14.4 million from December 31, 2009, as excess liquidity was also used to repay borrowings.

Lending
The Bancorp’s lending portfolio totaled $418.2 million at December 31, 2010, a decrease of $40.0 million, compared to December 31, 2009.  During 2010, commercial real estate loans increased by $6.2 million.  Mortgage loans decreased by $31.6 million during 2010 as a result of planned sales of fixed rate loans into the secondary market, which improved the Bancorp’s interest rate risk position.  In addition, construction and land development, as well as commercial business, government and consumer loans, decreased by $14.6 million during 2010.

Asset Quality
Non-performing loans totaled $24.1 million at December 31, 2010, compared to $18.6 million at December 31, 2009.  The increase is primarily related to one $4.3 million commercial real estate participation loan that was placed on nonaccrual status during the third quarter of 2010.  The current level of non-performing loans is concentrated with five geographically diverse commercial real estate participation loans that aggregate to $14.5 million. These participations were purchased from other originators in the period from 2005 through 2007 prior to the most recent recession.  The Bancorp’s ratio of non-performing loans to total assets was 3.82% at December 31, 2010, compared to 2.80% at December 31, 2009.

For 2010, loan loss provisions totaled $5.6 million, while $8.5 million in provisions were recorded for 2009.  The current year loan loss provisions were related to continued elevated credit risk in the commercial real estate, commercial business and mortgage loan portfolios.  For the three months ended December 31, 2010, loan loss provisions totaled $1.5 million, while $2.1 million in provisions were recorded for the three months ended December 31, 2009.  Loan charge-offs, net of recoveries, totaled $2.6 million for 2010, compared to $8.3 million for 2009.  At December 31, 2010, the allowance for loan losses totaled $9.1 million and is considered adequate by management.  The allowance for loan losses as a percentage of total loans was 2.18% at December 31, 2010, compared to 1.33% at December 31, 2009.  To the extent that actual cash flows, collateral values, and strength of personal guarantees differ from current estimates used to establish the allowance for loan losses, additional provisions to the allowance for loan losses may be required.

“The stress in our loan participations does not reflect systemic weakness in our entire loan portfolio.  The Bank’s loan portfolio is well diversified with loan participations comprising only 6.9% of total loans. Management constantly reviews the value of the underlying assets of each participation loan, utilizing current appraisals, the cash flows from each enterprise, and the value added through the personal guarantees and financial support of the borrower,” Bochnowski noted.

Capital Adequacy
At December 31, 2010, shareholders’ equity stood at $56.1 million or 8.9% of total assets.  The Bancorp’s regulatory capital ratios at December 31, 2010 were 12.9% for total capital to risk-weighted assets, 11.7% for tier 1 capital to risk-weighted assets and 8.5% for tier 1 capital to adjusted average assets.  At the end of 2010, capital levels for the Bancorp and Bank were essentially the same.  Under all regulatory capital requirements, the Bancorp and Bank are considered well capitalized.  The book value of the Bancorp’s stock stood at $19.84 at the end of 2010.

“As the Bank continues to grow, our efforts will remain focused on building value for our customers and community.  Whether our outreach is through new locations or the added emphasis customers are placing on electronic banking services, Peoples Bank will stay true to our long standing belief that community banking is driven by relationships and not just transactions,” Bochnowski said.

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN.   The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana.  The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release.  A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release.  These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, including on-going depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.  Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Financial Report

Key Ratios	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009
Return on equity	7.68%	8.25%	9.03%	4.55%
Return on assets	0.70%	0.67%	0.77%	0.37%
Basic earnings per share	$0.40	$0.40	$1.83	$0.88
Diluted earnings per share	$0.40	$0.40	$1.83	$0.88
Yield on loans	5.34%	5.42%	5.39%	5.50%
Yield on security investments	3.26%	3.96%	3.45%	4.11%
Total yield on earning assets	4.72%	5.05%	4.84%	5.16%
Cost of deposits	0.58%	1.02%	0.71%	1.31%
Cost of borrowings	1.74%	2.47%	2.04%	2.58%
Total cost of funds	0.68%	1.16%	0.82%	1.45%
Net interest margin - tax equivalent	4.28%	4.14%	4.25%	3.97%
Noninterest income / average assets	0.96%	0.73%	0.86%	0.84%
Noninterest expense / average assets	3.07%	2.66%	2.89%	2.80%
Net noninterest margin / average assets	-2.11%	-1.93%	-2.03%	-1.96%
Efficiency ratio	64.82%	60.92%	62.62%	64.72%
Effective tax rate	10.32%	-38.89%	13.34%	-48.50%
Dividend declared per common share	$0.15	$0.21	$0.72	$1.21

	December 31,
	2010	December 31,
	(Unaudited)	2009
Net worth / total assets	8.89%	8.03%
Book value per share	$19.84	$18.83
Non-performing loans to total assets	3.82%	2.80%
Non-performing loans to total loans	5.77%	4.05%
Allowance for loan loss to non-performing loans	37.82%	32.93%
Allowance for loan loss to loans outstanding	2.18%	1.33%
Foreclosed real estate to total assets	0.52%	0.57%

Consolidated Statements of Income	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009
Interest income:
Loans	$5,683	$6,303	$24,051	$25,989
Securities & short-term investments	1,465	1,554	6,035	6,200
Total interest income	7,148	7,857	30,086	32,189
Interest expense:
Deposits	779	1,396	3,914	7,083
Borrowings	216	374	1,075	1,758
Total interest expense	995	1,770	4,989	8,841
Net interest income	6,153	6,087	25,097	23,348
Provision for loan losses	1,450	2,050	5,570	8,540
Net interest income after provision for loan losses	4,703	4,037	19,527	14,808
Noninterest income:
Fees & service charges	642	657	2,538	2,661
Gain on sale of loans, net	657	107	1,263	1,139
Wealth management operations	278	261	1,165	933
Gain on sale of securities, net	59	299	913	736
Cash value increase from bank owned life insurance	97	101	403	407
Other-than-temporary impairment of securities	-	(378)	29	(523)
Portion of loss recognized in other comprehensive income	-	286	(157)	387
Loss on foreclosed real estate	(181)	(103)	(381)	(161)
Other income	5	-	17	23
Total noninterest income	1,557	1,230	5,790	5,602
Noninterest expense:
Compensation & benefits	2,306	2,285	9,599	9,346
Occupancy & equipment	624	578	3,010	2,893
Federal deposit insurance premiums	223	241	950	1,227
Data processing	242	219	941	871
Marketing	156	101	485	469
Other	1,447	1,033	4,356	3,929
Total noninterest expense	4,998	4,457	19,341	18,735
Income before income taxes	1,262	810	5,976	1,675
Income tax expenses	130	(315)	797	(813)
Net income	$1,132	$1,125	$5,179	$2,488

NorthWest Indiana Bancorp
Financial Report

Balance Sheet Data
(Dollars in thousands)	December 31,
	2010	December 31,	Change	Mix
	(unaudited)	2009	%	%
Total assets	$631,053	$661,806	-4.6%
Cash & cash equivalents	10,938	13,222	-17.3%
Securities - available for sale	142,055	124,776	13.8%
Securities - held to maturity	18,397	19,557	-5.9%

Loans receivable:
Construction and land development	46,371	53,288	-13.0%	11.1%
1-4 first liens	127,959	155,937	-17.9%	30.6%
Multifamily	7,605	9,165	-17.0%	1.8%
Commercial real estate	138,506	132,278	4.7%	33.1%
Commercial business	61,726	63,099	-2.2%	14.8%
1-4 Junior Liens	2,434	3,227	-24.6%	0.6%
HELOC	19,325	22,264	-13.2%	4.6%
Lot loans	3,164	3,010	5.1%	0.7%
Consumer	763	1,504	-49.3%	0.2%
Government and other	10,380	14,473	-28.3%	2.5%
Total loans	418,233	458,245	-8.7%	100.0%

Core deposits:
Noninterest bearing checking	50,712	42,390	19.6%	9.8%
Interest bearing checking	90,984	102,287	-11.1%	17.5%
Savings	65,146	56,920	14.5%	12.5%
MMDA	114,983	112,071	2.6%	22.1%
Total core deposits	321,825	313,668	2.6%	61.9%
Certificates of deposit	198,446	226,859	-12.5%	38.1%
Total deposits	520,271	540,527	-3.7%	100.0%

Borrowings and repurchase agreements	48,619	63,022	-22.9%
Stockholder's equity	56,089	53,078	5.7%

Asset Quality	December 31,
(Dollars in thousands)	2010	December 31,	Change
	(unaudited)	2009	%
Nonaccruing loans	$23,967	$17,074	40.4%
Accruing loans delinquent more than 90 days	148	1,491	-90.1%
Securities in non-accrual	742	704	5.4%
Foreclosed real estate	3,298	3,747	-12.0%
Total nonperforming assets	28,155	23,016	22.3%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	2,794	1,179	137.0%
ALL general allowances for loan portfolio	6,327	4,935	28.2%
Total ALL	9,121	6,114	49.2%

	At December 31, 2010
Capital Adequacy	Actual	Required to be
	Ratio	well capitalized

Total capital to risk-weighted assets	12.9%	10.0%
Tier 1 capital to risk-weighted assets	11.7%	6.0%
Tier 1 capital to adjusted average assets	8.5%	5.0%